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                                                                     EXHIBIT 4.3

                                     FORM OF

                               PNM RESOURCES, INC.

                                 PNM DIRECT PLAN

     PNM Resources, Inc., a New Mexico corporation (the "Company"), hereby establishes the following PNM Resources, Inc. PNM Direct Plan (the "Plan" or "PNM Direct Plan"), to become effective when the Company's Post-Effective Amendment No. 1 to Registration Statement on Form S-3 relating to Common Stock for the PNM Direct Plan becomes effective:

                                    RECITALS:

     WHEREAS, the Company became the parent of Public Service Company of New
Mexico ("PNM"), a New Mexico corporation, upon the completion on      , 2001 of
a mandatory share exchange, on a one-for-one-basis, of all outstanding shares of PNM for an equal number of shares of the Company, pursuant to an Agreement and Plan of Share Exchange dated as of April 17, 2000 ("Agreement and Plan of Share Exchange") between PNM and the Company;

     WHEREAS, PNM was the sponsor of the Public Service Company of New Mexico PNM Direct Plan (the "Prior Plan") whose purpose was to provide interested investors and holders of the common stock of PNM with a convenient and economical means of increasing their investment in PNM through (i) regular investment of cash dividends paid on PNM's common stock, (ii) optional cash investments, and/or (iii) initial cash investments;

     WHEREAS, the Company desires to continue to offer stock purchase opportunities and services available under the Prior Plan in an effort to enhance its attractiveness to investors in the Company's common stock, no par value (the "Common Stock");

     WHEREAS, pursuant to Article VII of the Agreement and Plan of Share Exchange, the Company desires to become the sponsor of the Prior Plan to be renamed "PNM Resources, Inc. PNM Direct Plan" whose purpose is to provide interested investors and holders of the Common Stock of the Company with a convenient and economical means of increasing their investment in the Company through (i) regular investment of cash dividends paid on the Common Stock, (ii) optional cash investments, and/or (iii) initial cash investments;

     WHEREAS, upon completion of the mandatory share exchange with PNM and the effectiveness of the Company's Post-Effective Amendment No. 1 to Registration Statement on Form S-3 relating to the Company's Common Stock for the Plan, the Prior Plan is hereby replaced by the Plan and all of the shares of PNM common stock held under the Prior Plan (including fractional and uncertificated shares) are automatically exchanged for a like number of shares (including fractional and uncertificated shares) of the Company's Common Stock held under and pursuant to the PNM Resources, Inc. PNM Direct Plan, and all participants under the Prior Plan automatically became participants under this Plan; and

     WHEREAS, in addition to becoming the sponsor of the Plan, the Company wishes to (1) provide Plan Participants with the opportunity to make investments, including initial investments, in the Plan by electronic funds deductions from financial institution accounts, (2) provide for investment in Common Stock in two separate investment periods in each month, (3) clarify that employees of Affiliates of the Company, including PNM, may participate in the Plan pursuant to payroll deductions, (4) reduce the initial cash investment payable through payroll deductions by employees of the Company or any of its Affiliates from $50 to $25, and (5) to provide that shares to be purchased under the Plan may consist of shares of Common Stock held in the treasury of PNM Resources not reserved for any other purpose.

     NOW, THEREFORE, the provisions of the PNM Direct Plan are as follows:

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                                    ARTICLE I

                                   DEFINITIONS

     The terms defined in this Article I shall, for all purposes of this Plan, have the following respective meanings:

     ACCOUNT. The term "Account" shall mean, as to any Participant, the account maintained by the Administrator evidencing (i) the shares (and/or fraction of a share) of Common Stock (a) purchased through the Plan and/or (b) deposited by such Participant into the Plan pursuant to Section 4.1 hereof and credited to such Participant; (ii) any dividends in the form of shares of Common Stock and any shares resulting from a Common Stock split on such shares, and (iii) cash held in the Plan pending investment in Common Stock for such participant.

     ACCOUNT ACTION REQUEST FORM. The term "Account Action Request Form" shall mean the documentation that the Administrator may require to be completed and received prior to a Participant's (i) sale of Account Shares pursuant to Section
5.1 hereof, (ii) gift or transfer of Account Shares pursuant to Section 5.2 hereof, (iii) withdrawal of Account Shares pursuant to Section 8.1 hereof (unless such Participant will be the record holder of such Account Shares after withdrawal), and (iv) termination of participation in the Plan pursuant to
Section 7.2 hereof.

     ACCOUNT SHARES. The term "Account Shares" shall mean all shares (and/or fraction of a share) of Common Stock credited to the Account of a Participant by the Administrator, which shall include shares deposited into the Plan pursuant to Section 4.1 hereof.

     ADMINISTRATOR. The term "Administrator" shall mean the individual (who may be an employee of the Company), bank, trust company, or other entity (including the Company) appointed from time to time by the Company to act as Administrator hereunder.

     AFFILIATE. The term "Affiliate" shall mean any other person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company. For the purposes of this definition, control means the power to direct the management or policies directly or indirectly through the ownership of voting securities or otherwise.

     CASH INVESTMENT FORM. The term "Cash Investment Form" shall mean documentation prepared by the Administrator that may be utilized by a Participant when making an optional cash investment pursuant to Section 2.4 hereof.

     COMMON STOCK.  As defined in the Recitals.

      COMPANY.  As defined in the introduction to the Recitals.

     COMPANY SHARE PURCHASE PRICE. The term "Company Share Purchase Price," when used with respect to newly issued shares of Common Stock or shares of Common Stock held in the Company's treasury, shall mean the average of the high and low sales prices of Common Stock on a given trading day as reported on the New York Stock Exchange Composite Tape and published in The Wall Street Journal, or, for any day on which there is no such publication, as published in any other generally accepted publication designated by the Independent Agent. In the absence of knowledge of inaccuracy, the Independent Agent may rely upon such prices as published in The Wall Street Journal or such other publication. In the event no trading is so reported for a trading day, the Company Share Purchase Price for such shares may be determined by the Independent Agent on the basis of such market quotations as it deems appropriate.

     DIVIDEND. The term "Dividend" shall mean cash dividends paid on Reinvestment Eligible Securities.

     DIVIDEND PAYMENT DATE. The term "Dividend Payment Date" shall mean a date on which a cash dividend on shares of Common Stock is paid.

     DIVIDEND PROCESSING PERIOD. The term "Dividend Processing Period" shall mean a 13-15 business day period which begins on the Ex-Dividend Date.


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     DIVIDEND RECORD DATE. The term "Dividend Record Date" shall mean the date fixed for the determination of shareholders of record who will be entitled to receive a Dividend payable on a Dividend Payment Date.

     ELIGIBLE SECURITIES. The term "Eligible Securities" shall mean those securities of the Company, whether issued prior to or after the date hereof, set forth in Section 6.1 hereof, and such other securities of the Company as the Company may designate, in its sole discretion, pursuant to Section 6.2 hereof.

     ENROLLMENT FORM. The term "Enrollment Form" shall mean the documentation that the Administrator shall require to be completed and received prior to an investor's enrollment in the Plan pursuant to Section 2.1 hereof, a Participant's changing his or her options under the Plan pursuant to Section 7.1 hereof, or, at the option of a Participant as described in Section 4.1 hereof, a Participant's depositing shares of Common Stock into the Plan pursuant to
Section 4.1 hereof. An Enrollment Form may also be used by the Administrator for other purposes as described herein or as determined by the Administrator from time to time.

     EXCHANGE ACT. The term "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     EX-DIVIDEND DATE. The term "Ex-Dividend Date" shall mean a date prior to the Dividend Record Date, based on industry regulations, necessary to allow for the settlement of traded securities by the Dividend Record Date.

     FOREIGN PERSON. The term "Foreign Person" shall mean a Person that is a citizen or resident of, or is organized or incorporated under, or has its principal place of business in, a country other than the United States, its territories, and possessions.

     INDEPENDENT AGENT. The term "Independent Agent" shall mean an agent independent of the Company who satisfies applicable legal requirements (including without limitation the requirements of Rule 10b-6 and Rule 10b-18 promulgated under the Exchange Act) and who has been selected by the Company, pursuant to Section 10.6 hereof, to serve as an Independent Agent for purposes of making purchases and sales of Common Stock under the Plan.

     INVESTMENT DATE. The term "Investment Date" shall mean the date on which the purchase price for all shares of Common Stock to be purchased during an Investment Period has been determined. If shares are purchased from the Company pursuant to Section 3.3 hereof, the Investment Date will be the first day of the relevant Investment Period. If the Investment Date would otherwise fall on a day on which the New York Stock Exchange is not open, the first day immediately succeeding such day on which the New York Stock Exchange is open will be the Investment Date.

     INVESTMENT PERIOD. The term "Investment Period" shall mean one of the following two Investment Periods of each calendar month during which Common Stock is purchased, (1) beginning on the first business day of any month, except that during the Dividend Record Date months, the first Investment Period begins on the first business day following the Dividend Record Date, and (2) beginning on the 15th day of each month or the next business day, if the 15th day falls on a weekend or holiday.

     INVESTMENT STATEMENT. The term "Investment Statement" shall mean a written statement prepared by the Administrator and sent to a Participant after an Investment Period in which the Participant's account had investment activity, or otherwise as the Administrator shall determine to be appropriate or as provided in this Plan, which statement reflects (i) the purchase price and number of Account Shares purchased for or credited to the Participant's Account for such Investment Period, (ii) the total number of Account Shares credited to the Participant's Account at the date of such statement, and (iii) such additional information regarding the Participant's Account as the Administrator may determine to be pertinent to the Participant.

     MARKET SHARE PURCHASE PRICE. The term "Market Share Purchase Price," when used with respect to shares of Common Stock purchased in the open market, shall mean the weighted average purchase price per share (including brokerage commissions, any related service charges, and applicable taxes) of the aggregate number of shares purchased in the open market for an Investment Date.

     MARKET SHARE SALES PRICE. The term "Market Share Sales Price," when used with respect to shares of Common Stock sold under the Plan, shall mean the weighted average sales price per share (less brokerage commissions, any


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related service charges, and applicable taxes) of the aggregate number of shares sold in the open market for the relevant period.

     MAXIMUM AMOUNT.  As defined in Section 2.4 hereof.

     PARTICIPANT.  As defined in Section 2.1 hereof.

     PAYROLL DEDUCTION AUTHORIZATION FORM. The Term "Payroll Deduction Authorization Form" shall mean the documentation that the Administrator shall require to be completed and received prior to the initiation of payroll deductions to satisfy the Initial Cash Investment provisions of Section 2.3 hereof or the Optional Cash Investment provisions of Section 2.4 hereof.

     PERSON. The term "Person" shall mean any individual (including, without limitation, an employee of the Company), corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, estate, or unincorporated organization.

     PLAN.  As defined in the introduction to the Recitals.

     PLAN HISTORY STATEMENT. The term "Plan History Statement" shall mean a written statement prepared by the Administrator and sent to each Participant upon withdrawal of any or all Account Shares upon the issuance of a certificate therefor or upon the sale of any or all Account Shares from the Participant's Account, or otherwise as the Administrator shall determine to be appropriate or as provided in this Plan, which statement reflects (i) the number of Account Shares so withdrawn and certificated, (ii) the number of Account Shares so sold,
(iii) the number of Account Shares, if any, remaining in the Participant's Account at the date of such statement, and (iv) such additional information regarding the Participant's Account as the Administrator may determine to be pertinent to the Participant.

     PRIOR PLAN.  As defined in the introduction to the Recitals.

     REINVESTMENT ELIGIBLE SECURITIES. The term "Reinvestment Eligible Securities" shall mean (i) those Eligible Securities of which a Participant is the record or registered holder and on which such Participant has elected to have all or a portion of the Dividends paid reinvested in Common Stock and (ii) a Participant's Account Shares except for Account Shares as to which the Participant has elected not to have Dividends reinvested in Common Stock and has notified the Administrator by delivery of a completed Enrollment Form of such election.

     SAFEKEEPING AUTHORIZATION FORM. The term "Safekeeping Authorization Form" shall mean the documentation that the Administrator shall require to be completed by a Participant who may deposit certificates representing shares of Common Stock in his or her name into his or her Plan account for safekeeping.

     A pronoun or adjective in the masculine gender includes the feminine gender, and the singular includes the plural, unless the context clearly indicates otherwise.

                                   ARTICLE II

                                  PARTICIPATION

     Section 2.1 PARTICIPATION. Any Person, whether or not a record holder of Common Stock, may elect to participate in the Plan; provided, however, that if such Person is a Foreign Person, he or she must provide evidence satisfactory to the Administrator that his or her participation in the Plan would not violate local laws applicable to the Company, the Plan, or such Foreign Person.

     An election by a Person to participate in the Plan shall be made by completing and returning to the Administrator an Enrollment Form and, subject to the last two paragraphs of this Section 2.1 below, (i) electing to have Dividends on Eligible Securities of which such Person is the record holder invested in Common Stock pursuant to Section 2.2 hereof, (ii) depositing certificates representing Common Stock of which such person is the record holder into the Plan pursuant to Section 4.1 hereof, or (iii) making an initial cash investment pursuant to Section 2.3 hereof.


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     Any Person who has met such requirements and has made and not revoked such election is herein referred to as a "Participant." A Participant may elect to participate in any or all of the forms of investment provided in Sections 2.2 through 2.4 hereof and to utilize the Plan's safekeeping services provided in
Section 4.1 hereof by submitting a Safekeeping Authorization Form designating such election to the Administrator; provided, however, that, alternatively, a Participant may elect to make optional cash investments pursuant to Section 2.4 hereof by submitting to the Administrator a completed optional Cash Investment Form in lieu of an Enrollment Form.

     The Company reserves the right to restrict participation in this Plan if it believes that such participation may be contrary to the general intent of this Plan or in violation of applicable law.

     Section 2.2 DIVIDEND REINVESTMENT. A participant may elect any of the Full Dividend Reinvestment, Partial Dividend Reinvestment, and Cash Only Investment options described in Subsections 2.2.1, 2.2.2, and 2.2.3 hereof.

                 2.2.1 FULL DIVIDEND REINVESTMENT. Participants enrolling in the "Full Dividend Reinvestment" option will have Dividends earned on all Common Stock, both in their Plan Accounts and held of record by such Participants, reinvested in shares (and/or a fraction of a share) of Common Stock to be credited to their Accounts in lieu of receiving such Dividends directly.

                 2.2.2 PARTIAL DIVIDEND REINVESTMENT. Participants enrolling in the "Partial Dividend Reinvestment" option will have Dividends on a designated number of shares of Reinvestment Eligible Securities held of record or in their Plan Accounts paid directly to the Participant in the manner otherwise associated with payment of Dividends, with the balance being reinvested in shares (and/or a fraction of a share) of Common Stock to be credited to their Accounts in lieu of receiving such Dividends directly.

                 2.2.3 CASH INVESTMENT ONLY. Participants enrolling in the
"Cash Investment Only" option may make cash investments pursuant to Sections 2.3 and 2.4 hereof. Dividends on Eligible Securities held by such Participants of record or in their Plan Accounts will not be reinvested. Such Dividends will be paid by check or in the manner otherwise associated with payment of such Dividends.

                 2.2.4 NO OPTION CHOSEN. If Participants do not indicate a participation option as described in Subsections 2.2.1, 2.2.2, and 2.2.3 hereof on their Enrollment Forms, such Participants will be deemed to have elected the Full Dividend Reinvestment option described in Subsection 2.2.1 hereof.

     Section 2.3 INITIAL CASH INVESTMENT. A Person who is not already a Common Stock shareholder of record may become a Participant by returning to the Administrator a completed Enrollment Form, accompanied by an initial cash payment of at least $50, by check, money order, or an electronic funds deduction from a U.S. Bank or other U.S. financial institution, in U.S. Dollars, to PNM Direct Plan, to be invested in Common Stock pursuant to Subsections 3.3.2 or
3.4.2 hereof. An employee of the Company, or of any of its Affiliates, may become a Participant by returning to the Administrator a completed Enrollment Form, accompanied by an initial cash payment as described in the preceding sentence or a Payroll Deduction Authorization Form, authorizing an initial cash investment of at least $25, payable through a payroll deduction of at least $25.

     Section 2.4 OPTIONAL CASH INVESTMENTS. A Participant may elect to make cash payments at any time or from time to time to the Plan, in the minimum amount of $50, by check, money order, or an electronic funds deduction from a U.S. bank or other U.S. financial institution, in U.S. Dollars, to PNM Direct Plan, for investment in Common Stock pursuant to Subsections 3.3.2 or 3.4.2 hereof; provided, however, that a Participant may not invest more than $60,000 in aggregate amount in any calendar year (the "Maximum Amount") and provided further that any such payment must be accompanied by a new Enrollment Form or a Cash Investment Form. For purposes of determining whether the Maximum Amount has been reached, initial cash investments made pursuant to Section 2.3 hereof shall be counted as optional cash investments. An employee of the Company, or of any of its Affiliates, may also elect to make cash payments at any time and from time to time to the Plan, by returning to the Administrator a completed Payroll Deduction Authorization Form, authorizing payroll deductions of at least $25 per pay period.

                                   ARTICLE III

                    DIVIDEND REINVESTMENT AND STOCK PURCHASE


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     Section 3.1 DIVIDEND REINVESTMENT. Dividends as to which reinvestment has been elected by a Participant shall be paid to the Administrator or its nominee on behalf of such Participant and shall be reinvested during the next Investment Period following such payment. Dividends shall be reinvested, at the Company's election, subject to Section 10.7 hereof, in either (i) newly issued shares of Common Stock or shares of Common Stock held in the Company's treasury (not reserved for any other purpose) purchased from the Company, or (ii) shares of Common Stock purchased in the open market.

     Section 3.2 INVESTMENT OF OPTIONAL CASH PAYMENTS AND INITIAL CASH
PAYMENTS. Any optional cash investments and initial cash investments received by the Administrator from a Participant, and as to which no request for return has been received by the last Company business day preceding the next following Investment Period, shall be invested, during the next following Investment Period, in either (i) newly issued shares of Common Stock or shares of Common Stock held in the Company's treasury (not reserved for any other purpose) purchased from the Company, or (ii) shares of Common Stock purchased in the open market.

     Section 3.3 INVESTMENT AND REINVESTMENT IN NEWLY ISSUED SHARES OR TREASURY SHARES. Dividend reinvestment in newly issued shares of Common Stock or shares of Common Stock held in the Company's treasury shall be governed by Subsection
3.3.1 hereof. Any optional cash investments and/or initial cash investments to be invested in newly issued shares of Common Stock or treasury shares of Common Stock will be governed by Subsection 3.3.2 hereof.

                 3.3.1 DIVIDEND REINVESTMENT. As soon as practicable following an Investment Date with respect to which the Company elects to issue new shares of Common Stock or sell shares of Common Stock held in the Company's treasury to the Plan in order to effect the reinvestment of Dividends, the Company shall issue to the Administrator upon the Company's receipt of the funds described in Subsection 3.3.3(a) below, for crediting by the Administrator to the Account of a Participant as of such Investment Date, shares (and/or fraction of a share rounded to three decimal places or other fraction determined from time to time by the Administrator) of Common Stock as provided in Subsection 3.3.3 below. Such shares shall be issued or sold to, and registered in the name of, the Administrator or its nominee as custodian for such Participant. No interest shall be paid on Dividends held pending reinvestment pursuant to this Subsection 3.3.1.

                 3.3.2 CASH INVESTMENTS. As soon as practicable following an Investment Date with respect to which the Company elects to issue new shares of Common Stock or sell shares of Common Stock held in the Company's treasury to the Plan in order to effect the investment of optional cash investments and/or initial cash investments, the Company shall issue to the Administrator upon the Company's receipt of the funds described in Subsection 3.3.3(b) below, for crediting by the Administrator to the Account of a Participant as of such Investment Date, shares (and/or fraction of a share rounded to three decimal places or other fraction determined from time to time by the Administrator) of Common Stock as provided in Subsection 3.3.3 below. Such shares shall be issued or sold to, and registered in the name of, the Administrator or its nominee as custodian for such Participant. No interest shall be paid on cash investments held pending investment pursuant to this Subsection 3.3.2.

                 3.3.3 NUMBER OF SHARES TO BE ISSUED. If shares are to be issued or sold pursuant to Subsections 3.3.1 or 3.3.2 above, the number of shares (and/or fraction of a share rounded to three decimal places or other fraction determined from time to time by the Administrator) of Common Stock that will be credited to the account of a Participant as of an Investment Date will be equal to (a) the amount of any Dividends paid to the Administrator on behalf of such Participant plus (b) the amount of any optional cash investments and/or initial cash investment received by the Administrator from such Participant, in each case, by the last Company business day preceding the then applicable Investment Period and not previously invested, subject to the provisions of
Section 3.6 hereof, divided by (c) the Company Share Purchase Price on such Investment Date.

     Section 3.4 INVESTMENT AND REINVESTMENT IN SHARES PURCHASED IN THE OPEN MARKET. Dividend reinvestment in shares of Common Stock purchased in the open market shall be governed by Subsection 3.4.1 hereof. Any optional cash investments and/or initial cash investments to be invested in shares of Common Stock purchased in the open market shall be governed by Subsection 3.4.2.

                 3.4.1 DIVIDEND REINVESTMENT. During an Investment Period with respect to which the Company elects to effect reinvestment of Dividends in shares of Common Stock purchased in the open market, the


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Administrator shall (if it is an Independent Agent), or shall cause an
Independent Agent to, apply the amount of any Dividends paid to the Administrator on behalf of a Participant to the purchase of shares (and/or fraction of a share rounded to three decimal places or other fraction determined from time to time by the Administrator) of Common Stock in the open market as provided in Subsection 3.4.3 below. Such shares shall be registered in the name of the Administrator or its nominee as custodian for such Participant. No interest shall be paid on Dividends held pending reinvestment pursuant to this Subsection 3.4.1.

                 3.4.2 CASH INVESTMENTS. During an Investment Period with respect to which the Company elects to effect the investment of optional cash investments and/or initial cash investments in shares of Common Stock purchased in the open market, the Administrator shall (if it is an Independent Agent), or shall cause an Independent Agent to, purchase for crediting by the Administrator to the Account of a Participant a number of shares (and/or fraction of a share rounded to three decimal places or other fraction determined from time to time by the Administrator) of Common Stock in the open market as provided in Section
3.4.3 below. Such shares shall be registered in the name of the Administrator or its nominee as custodian for such Participant. No interest shall be paid on cash investments held pending investment pursuant to this Subsection 3.4.2.

                 3.4.3 NUMBER OF SHARES TO BE PURCHASED AND OTHER MATTERS. Purchases in the open market pursuant to Subsection 3.4.1 and Subsection 3.4.2 hereof may begin on the first day of the applicable Investment Period and shall be completed no later than 15 days from such date, unless completion at a later date is necessary or advisable under applicable law, including without limitation any federal securities laws. Open market purchases pursuant to this Subsection 3.4.1 and Subsection 3.4.2 hereof may be made on any securities exchange on which the Common Stock is traded, in the over-the-counter market or by negotiated transactions, and may be upon such terms and subject to such conditions with respect to price and delivery to which the Independent Agent (including the Administrator if it is also an Independent Agent) may agree. With regard to open market purchases of shares of Common Stock pursuant to Subsection
3.4.1 and Subsection 3.4.2 hereof, none of the Company, the Administrator (if it is not also serving as the Independent Agent), or any Participant shall have any authority or power to direct the time or price at which shares of Common Stock may be purchased, the markets on which such shares are to be purchased (including on any securities exchange, in the over-the-counter market, or in negotiated transactions), or the selection of the broker or dealer (other than the Independent Agent) through or from whom purchases may be made, except that the timing of such purchases must be made in accordance with the terms and conditions of the Plan. For the purpose of making, or causing to be made, purchases of shares of Common Stock pursuant to Subsection 3.4.1 and Subsection
3.4.2 hereof, and sales of Account Shares pursuant to Section 5.1 hereof, the Administrator may authorize the Independent Agent to commingle each Participant's funds with those of all other Participants and to offset purchases of shares of Common Stock against sales of shares of Common Stock to be made for Participants, resulting in a net purchase or a net sale of shares. The number of shares (and/or fraction of a share rounded to three decimal places or other fraction determined from time to time by the Administrator) of Common Stock that shall be credited to a Participant's Account with respect to and as of an Investment Date pursuant to Subsection 3.4.1 and Subsection 3.4.2 shall be equal to (a) the amount of any Dividends paid to the Administrator on behalf of such Participant plus (b) the amount of any optional cash investments and/or initial cash investment received by the Administrator from such Participant, in each case, by the last Company business day preceding the then applicable Investment Period and not previously invested, subject to the provisions of Section 3.6 hereof, divided by (c) the Market Share Purchase Price with respect to such Investment Date.

     Section 3.5 REQUEST TO STOP INVESTMENT. If a written request to stop investment of optional cash investments and/or an initial cash investment is received by the Administrator from a Participant no later than the last Company business day preceding the Investment Period during which investment of such cash investments would be effected pursuant to the provisions of this Plan, such optional cash investments and/or initial cash investment shall not be invested in Common Stock and shall be returned to such Participant. If such a request is not received by the Administrator by such time, such optional cash investments or initial cash investment shall be invested in shares of Common Stock for such Participant's Account.

     Section 3.6 RETURN OF UNINVESTED MONIES. Any Dividends to be reinvested in shares of Common Stock pursuant to Subsection 3.3.1 or Subsection 3.4.1 hereof and not reinvested in shares of Common Stock within 30 days of the applicable Dividend Payment Date shall be promptly returned to the Participant at his or her address of record by First Class Mail. Any optional cash investments and initial cash investments to be invested in shares of Common Stock pursuant to Subsection 3.3.2 or Subsection 3.4.2 hereof and not invested in shares of Common


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Stock within 35 days of receipt by the Administrator or the Company shall be promptly returned to the Participant at his or her address of record by First Class Mail.

     Section 3.7 UNCOLLECTIBLE FUNDS. In the event that a check submitted for investment is returned unpaid for any reason, the Administrator will consider the request for investment of such funds null and void. Any shares purchased upon the prior credit of such funds will be immediately removed from the Participant's Account. The Administrator will be entitled to sell those shares to satisfy any uncollected amounts. If the net proceeds of the sale of such shares are not sufficient to satisfy the balance of such uncollected amounts, the Administrator may sell additional shares from the Participant's Account to satisfy the uncollected balance.

                                   ARTICLE IV

                 SAFEKEEPING SERVICES FOR DEPOSITED COMMON STOCK

     Section 4.1 DEPOSITED COMMON STOCK. A Participant may elect to have certificates representing shares of Common Stock of which the Participant is the record holder deposited into the Plan by delivering such certificates to the Administrator, along with either (i) a Safekeeping Authorization Form or (ii) a letter with respect to such certificates directing the Administrator to deposit the shares represented by such certificates into the Plan Account of the Participant. Shares of Common Stock so deposited shall be transferred into the name of the Administrator or its nominee and credited to the depositing Participant's Account. Shares of Common Stock deposited into the Plan pursuant to this Section 4.1 shall be treated as shares purchased pursuant to the Plan.

     Section 4.2 WITHDRAWAL OF COMMON STOCK DEPOSITED PURSUANT TO SECTION 4.1. Shares of Common Stock deposited pursuant to Section 4.1 hereof may be withdrawn from the Plan pursuant to Section 8.1 hereof.

                                    ARTICLE V

           SALE OF ACCOUNT SHARES; GIFT OR TRANSFER OF ACCOUNT SHARES

     Section 5.1 SALE OF ACCOUNT SHARES. A Participant may request, at any time, that all or a portion of his or her Account Shares be sold by delivering to the Administrator a completed Account Action Request Form or other written instructions to that effect. The Administrator (if it is not also an Independent Agent) shall forward such sale instructions to the Independent Agent as soon as practicable after receipt thereof. The Independent Agent shall make such sales as soon as practicable (in accordance with any applicable stock transfer requirements and federal and state securities laws) after processing such sale instructions. As soon as practicable following the receipt of proceeds from such sale, the Administrator shall mail by First Class Mail to such Participant at his or her address of record a check in an amount equal to (a) the Market Share Sales Price multiplied by (b) the number of his or her Account Shares sold.

     With regard to open market sales of Account Shares pursuant to this
Section 5.1, none of the Company, the Administrator (if it is not also serving as the Independent Agent) or any Participant shall have any authority or power to direct the time or price at which shares of Common Stock may be sold, the markets on which such shares are to be sold (including on any securities exchange, in the over-the-counter market, or in negotiated transactions), or the selection of the broker or dealer (other than the Independent Agent) through or from whom sales may be made, except that the timing of such sales must be made in accordance with the terms and conditions of the Plan.

     Section 5.2 GIFT OR TRANSFER OF ACCOUNT SHARES. A Participant may elect to transfer (whether by gift, private sale, or otherwise) ownership of all or a portion of his or her Account Shares to the Account of another Participant or establish an Account for a Person not already a Participant by delivering to the Administrator a completed Account Action Request Form to that effect and a stock assignment (stock power) acceptable to the Administrator along with such other documentation as may be required by the Administrator. If the transferee is not already a Participant, the Administrator will require the completion and delivery of an Enrollment Form for the transferee prior to the transfer. No fraction of a share of Common Stock credited to the transferor's Account shall be transferred unless the transferor's entire Account is transferred.

     Account Shares transferred in accordance with the preceding paragraph shall continue to be registered in the name of the Administrator or its nominee as custodian and shall be credited to the transferee's Account. Unless

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otherwise requested by a transferee who is already a participant on a completed Enrollment Form, the reinvestment of Dividends on such transferred Account Shares in shares of Common Stock under the Plan shall be made in proportion to the reinvestment level (i.e., full, partial or none) of the transferee's other Account Shares. Unless otherwise requested by the transferor, the Administrator shall deliver an Investment Statement to such transferee showing the transfer of such Account Shares into his or her Account. The transferor may request that the Administrator deliver such Investment Statement to the transferor for personal delivery to the transferee and/or the transferor may request that the Administrator deliver to such transferee a gift certificate. The transferor may request that the Administrator send the gift certificate directly to such transferee with the first Investment Statement following such transfer, or request that the Administrator deliver such gift certificate to the transferor for personal delivery to the transferee. The Administrator shall comply with any such request of a transferor relating to Investment Statements and/or gift certificates as soon as practicable following receipt of such request.

     Section 5.3 REINVESTMENT OF DIVIDENDS ON REMAINING ACCOUNT SHARES. If only a portion of a Participant's Account Shares are Reinvestment Eligible Securities and the Participant elects to (i) sell a portion of his or her Account Shares pursuant to Section 5.1 hereof, (ii) transfer a portion of his or her Account shares pursuant to Section 5.2 hereof, or (iii) withdraw a portion of his or her Account Shares pursuant to Section 8.1 hereof, all of the Account Shares which are Reinvestment Eligible Securities shall be sold, transferred, or withdrawn, as the case may be, before any Account Shares which are not Reinvestment Eligible Securities are sold, transferred, or withdrawn unless the Participant gives specific instructions to the contrary in connection with such sale, transfer, or withdrawal of Account Shares.

                                   ARTICLE VI

                               ELIGIBLE SECURITIES

     Section 6.1 ELIGIBLE SECURITIES. The following securities of the Company shall be Eligible Securities: Common Stock.

     Section 6.2 ADDITIONAL ELIGIBLE SECURITIES. The Company may from time to time or at any time designate other securities of the Company as Eligible Securities by notifying the Administrator in writing of the designation of such securities as Eligible Securities.

                                   ARTICLE VII

                              TREATMENT OF ACCOUNTS

     Section 7.1 CHANGING PLAN OPTIONS. A Participant may elect to change his or her Plan options, including (i) changing the reinvestment levels (i.e., Full Dividend Reinvestment, Partial Dividend Reinvestment, or Cash Investment Only) of Dividends on Reinvestment Eligible Securities and (ii) changing the designation of Reinvestment Eligible Securities, by delivering to the Administrator a new Enrollment Form to that effect. To be effective with respect to any Dividend Payment Date, the Enrollment Form with respect to such Reinvestment Eligible Securities must be received by the Administrator prior to the Dividend Record Date relating to such Dividend Payment Date. If the Enrollment Form is not received by the Administrator by such time, such instructions shall not become effective until after such Dividend Payment Date. The shares of Common Stock purchased from the reinvestment of such Dividend shall be credited to the Participant's Account. After the Administrator's receipt of effective option changing instructions, Dividends on Reinvestment Eligible Securities as to which the reinvestment election has been revoked will be paid directly to the Participant in the manner otherwise associated with the payment of Dividends.

     Section 7.2 RIGHT OF TERMINATION OF PARTICIPATION. If a Participant's Account Action Request Form or other written instructions acceptable to the Administrator indicate the Participant's desire to terminate his or her participation in the Plan, within 30 days of the receipt of such request, the Administrator shall either mail certificates representing all whole Account Shares, if any, by First Class Mail to the Participant at his or her address of record, pursuant to Section 8.1 hereof, along with a check for the cash value of any fraction of a share of Common Stock credited to his or her Account, or shall cause the Account Shares to be sold, or gifted or transferred pursuant to Sections 5.1 or 5.2, respectively, in any such case, as shall have been directed by the Participant.

     Section 7.3 STOCK SPLITS, STOCK DIVIDENDS AND RIGHTS OFFERINGS. Any shares or other securities representing stock splits or other noncash distributions on Account Shares shall be credited to such Participant's Account. Stock splits, combinations, recapitalizations and similar events affecting the Common Stock shall, as to shares credited to Accounts of Participants, be credited to such Accounts on a pro rata basis.

     In the event of a rights offering, a Participant shall receive rights based upon the total number of whole shares of Common Stock credited to his or her Account.

     Section 7.4 SHAREHOLDER MATERIALS; VOTING RIGHTS. The Administrator shall send or forward to each Participant all applicable proxy solicitation materials and other shareholder materials or consent solicitation materials. Participants shall have the exclusive right to exercise all voting rights respecting Account Shares credited to their respective Accounts. A participant may vote all of his or her Account Shares in person or by proxy. A Participant's proxy card shall include all his or her Account Shares and shares of Common Stock of which he or she is the record holder. Account Shares shall not be voted unless a Participant or his or her proxy votes them. Fractions of shares of Common Stock shall be voted.

     Solicitation of the exercise of Participants' voting rights by the management of the Company and others under a proxy or consent provision applicable to all holders of Common Stock shall be permitted. Solicitation of the exercise of Participants' tender or exchange offer rights by management of the Company and others shall also be permitted. The Administrator shall notify the Participants of each occasion for the exercise of their voting rights or rights with respect to a tender offer or exchange offer within a reasonable time before such rights are to be exercised. Such notification shall include all information distributed to the shareholders of the Company by the Company regarding the exercise of such rights.

     Section 7.5 INVESTMENT AND PLAN HISTORY. As soon as practicable after each Investment Period, the Administrator shall send an Investment Statement to each Participant for whom Dividends were reinvested or shares of Common Stock were purchased or who deposited Common Stock into the Plan pursuant to Section 4.1 hereof during such Investment Period. Additionally, the Administrator shall send a Plan History Statement to each Participant following a sale, transfer, or withdrawal of Account Shares by a Participant.

                                  ARTICLE VIII

                      CERTIFICATES AND FRACTIONS OF SHARES

     Section 8.1 CERTIFICATES. A Participant, at any time or from time to time, may request in writing to receive a certificate for all or a portion of his or her whole Account Shares and the Administrator shall, as soon as practicable after receipt of such written request, mail such certificate by First Class Mail to such Participant at his or her address of record; provided, however, that upon the mailing of such certificate the shares of Common Stock represented by such certificate shall no longer be Account Shares but shall remain Reinvestment Eligible Securities (except to the extent such Participant has elected not to have Dividends on such Account Shares reinvested in Common Stock).

     Section 8.2 FRACTIONAL SHARE. Fractions of shares of Common Stock shall be credited to Accounts as provided in Article III hereof; provided, however, that no certificate for a fraction of a share shall be distributed to any Participant at any time; and provided, further, that the Company shall issue and sell only whole shares of Common Stock to the Administrator in respect of Dividends reinvested in, and purchases made by the Administrator hereunder of, newly issued shares.

                                   ARTICLE IX

                               CONCERNING THE PLAN

     Section 9.1 SUSPENSION, MODIFICATION, AND TERMINATION. The Company may at any time and from time to time, at its sole option, suspend, modify, amend, or terminate the Plan, in whole, in part or in respect of Participants in one or more jurisdictions; provided, however, no such amendment shall decrease the Account of any Participant or result in a distribution to the Company of any amount credited to the Account of any Participant. Upon complete termination of the Plan, the Accounts of all Participants (or in the case of partial termination of the Plan, the Accounts of all affected Participants) shall be treated as if each such Participant had elected to terminate his or her

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participation in the Plan pursuant to Section 7.2 hereof. The Administrator shall promptly send each affected Participant notice of such suspension, modification or termination.

     Section 9.2 RULES AND REGULATIONS. The Company may from time to time adopt such administrative rules and regulations concerning the Plan as it deems necessary or desirable for the administration of the Plan. The Company shall have the power and authority to interpret the terms and the provisions of the Plan and shall interpret and construe the Plan and reconcile any inconsistency or supply any omitted detail in a manner consistent with the general terms of the Plan and applicable law.

     Section 9.3 COSTS. All costs of administration of the Plan shall be paid by the Company; provided, however, that any brokerage commissions, service charges, or applicable taxes incurred in connection with open market purchases and sales of shares of Common Stock made under the Plan shall be borne by the Participants.

     Section 9.4 TERMINATION OF A PARTICIPANT. If a Participant does not have at least one whole Account Share or own or hold any other Common Stock of record for which Dividends are designated for reinvestment pursuant to this Plan, the Participant's participation in the Plan may be terminated by the Company, in its sole discretion, after written notice is mailed to such Participant at his or her address of record. Additionally, the Company, in its sole discretion, may terminate any Participant's participation in the Plan after written notice mailed in advance to such Participant at his or her address of record, if the Company believes that such Participant's participation may be contrary to the general intent of the Plan or in violation of applicable law. Upon such termination, the Account of such Participant shall be treated as if he or she had elected to terminate his or her participation in the Plan pursuant to
Section 7.2 hereof.

                                    ARTICLE X

                           ADMINISTRATION OF THE PLAN

     Section 10.1 SELECTION OF AN ADMINISTRATOR. The Administrator shall be appointed by the Company. The Administrator's appointment to serve as such may be revoked by the Company at any time. The Administrator may resign at any time upon reasonable notice to the Company. In the event that no Administrator is appointed, the Company shall be deemed to be the Administrator for purposes of the Plan. The Company shall be the initial Administrator.

     Section 10.2 COMPENSATION. The officers of the Company shall make such arrangements regarding compensation, reimbursement of expenses and indemnification of the Administrator and any Independent Agent as they from time to time deem reasonable and appropriate.

     Section 10.3 AUTHORITY AND DUTIES OF ADMINISTRATOR. The Administrator shall have the authority to undertake any act necessary to fulfill its duties as set forth in the various provisions of the Plan. Upon receipt, the Administrator shall transmit promptly all Dividends, optional cash investments and initial cash investments to a segregated escrow account at a bank or to the Independent Agent. The Administrator shall maintain appropriate records of the Accounts of Participants.

     Section 10.4 LIABILITY OF THE COMPANY, THE ADMINISTRATOR AND ANY INDEPENDENT AGENT. The Company, the Administrator, and any Independent Agent shall not be liable for any act done in good faith, or for the good faith omission to act in administering or performing their duties with respect to the Plan, including, without limitation, any claim of liability arising out of failure to terminate a Participant's Account upon such Participant's death prior to receipt of notice in writing of such death, or with respect to the prices at which shares are purchased or sold for a Participant's Account and the times when such purchases and sales are made, or with respect to any loss or fluctuation in the market value after the purchase or sale of such shares.

     Section 10.5 RECORDS AND REPORTS. The Administrator shall keep appropriate records concerning the Plan, Accounts of Participants, purchases and sales of Common Stock under the Plan, and Participants' addresses of record and shall send shareholder materials and statements to each Participant in accordance with the provisions of Sections 7.4 and 7.5 hereof.

     Section 10.6 SELECTION OF INDEPENDENT AGENT. Any Independent Agent serving in such capacity pursuant to the Plan shall be selected by the Company, and the Administrator and the Company, or either of them, shall, subject to the provisions hereof, make such arrangements and enter into such agreements with the Independent Agent in connection with the activities contemplated by the Plan as the Administrator and the Company, or either of them, deem reasonable and appropriate.

     Section 10.7 SOURCE OF SHARES OF COMMON STOCK. The Company shall not change the source of Common Stock purchased by Participants in the Plan (i.e., either (i) newly issued shares of Common Stock or shares of Common Stock held in the Company's treasury (not reserved for any other purpose) purchased from the Company, or (ii) shares of Common Stock purchased in the open market more than every three months. The Company shall not exercise its right to change the source of shares absent a recorded determination by the Company's Board of Directors or Chief Financial Officer that the Company's need to raise additional capital has changed or there is another valid reason for a change.

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

     Section 11.1 CONTROLLING LAW. This Plan shall be construed, regulated and administered under the laws of the State of New Mexico.

     Section 11.2 ACCEPTANCE OF TERMS AND CONDITIONS OF PLAN BY PARTICIPANTS. Each Participant, by completing an Enrollment Form and as a condition of participation herein, for himself or herself, his or her heirs, executors, administrators, legal representatives and assigns, approves and agrees to be bound by the provisions of this Plan and any subsequent amendments hereto, and all actions of the Company and the Administrator hereunder.

     Section 11.3 RECEIPT BY ADMINISTRATOR. Monies, Enrollment Forms, and other communications will be considered to be received when delivered, either by postal service or in person, during business hours of the Company or the Administrator, as the case may be, to the Company's or Administrator's corporate headquarters.

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     IN WITNESS WHEREOF, the Company has caused this PNM Direct Plan to be
executed this     day of         , 2001.

                                       PNM RESOURCES, INC.


                                       By:
                                          --------------------------------------
                                             J.E. STERBA
                                             Chairman, President and
                                             Chief Executive Officer